Exhibit 99.3

Hydromer, Inc. Announces its Revenues and Earnings for the First
Quarter Ended September 30, 2003

    BRANCHBURG, N.J.--(BUSINESS WIRE)--Nov. 18, 2003--Hydromer, Inc. (HYDI.OB: OTC BB; HDO: BSX) reports that the Company's revenues for the three months ended September 30, 2003 were $1,639,865 as compared to $1,424,761 for the same period a year ago, or an increase of 15.1%. Net income was $9,383 ($0.00 per share) for the current period as compared to $24,517 ($0.01 per share) the respective period a year before.
    For the quarter year ended September 30, 2003, products and services sales were $1,081,892, up 19.7% from $903,544 the prior year. Royalties, options and licensing revenues were up 7.1% to $557,973 from $521,217 the year before, augmented by a termination agreement on a pre-existing license. The Company's gross profit for the three months ended September 30, 2003 of $1,052,050 was up 12.5% from the $934,830 the three months ended September 30, 2002. Operating expenses was $1,011,670 this quarter as compared with $870,265 the same period a year before. Operating income for the current year's period was $40,380 as compared with $64,565 the previous year.
    "Growth in products and services sales the quarter ended September 30, 2003 came primarily from our contract coatings line. This was made possible by the acquisition of Biosearch Medical Products, Inc in February 2000. Now we can provide a full range of services from design concept to product manufacturing to turnkey machine fabrication. Contract coating services avails our customers the ability to offer coated (medical) devices, such as with the Hydromer(R) Lubricious coatings or drug delivery coatings, without their need to establish a ISO certified, FDA registered coating facility." said Robert Y. Lee, Vice President of Finance. "Royalties, options and licensing revenues held steady between the reported periods when excluding the license termination, in which we also obtained a FDA 510K to a product. Overall, sales grew at a healthy pace, though we missed additional revenues this quarter due to delays with a subcontractor. As of September 30, 2003, our open order book, for delivery during our current fiscal year, stood in excess of $900,000. This amount excludes any new orders for immediate delivery that would come up during the normal course of business."
    "The increase to our operating expenses is attributed to an increase in personnel, primarily in R&D and engineering services, both value-added services to our product offerings. These additions are part of our long-term strategy of providing a broader breadth of products and services to our customers." added Robert Y. Lee.

    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.

    CONTACT: Hydromer, Inc., Branchburg
             Robert Y. Lee, 908-722-5000